Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES THIRD QUARTER RESULTS
NEW YORK (October 26, 2011) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2011:
•	Operating income for the quarter was $108 million, resulting in a 9.0% operating margin, compared to operating income of $140 million and a 13.6% operating margin in the third quarter of 2010.
•	Pre-tax income of $56 million in the third quarter, which includes a one-time loss related to the early extinguishment of portions of JetBlue’s convertible debt. Excluding this one-time item, JetBlue’s pre-tax income for the quarter was $61 million. This compares to pre-tax income of $97 million in the third quarter of 2010.
•	Net income for the third quarter was $35 million, or $0.11 per diluted share. Excluding the one-time item, JetBlue reported net income of $38 million, or $0.12 per diluted share. This compares to JetBlue’s third quarter 2010 net income of $59 million, or $0.18 per diluted share.
“We are pleased to report another profitable quarter, particularly in light of a $162 million year over year increase in fuel expense,” said Dave Barger, JetBlue’s President and Chief Executive Officer. “Despite challenging economic conditions and severe weather, we generated record revenues while reducing non-fuel unit costs. These results demonstrate that our business plan is working and are a testament to the outstanding efforts of our crewmembers.”
Operational Performance
JetBlue’s third quarter operations were negatively impacted by Hurricane Irene, which resulted in approximately 1,400 flight cancellations and reduced JetBlue’s third quarter operating income by approximately $8 million.
JetBlue reported record third quarter operating revenues of $1.2 billion, an increase of 16.0% versus last year. Revenue passenger miles for the third quarter increased 8.2% to 8.33 billion on a capacity increase of 8.3%, resulting in a third quarter load factor of 84.5%, a decrease of 0.1 points year over year.
Yield per passenger mile in the third quarter was 13.04 cents, up 7.7% compared to the third quarter of 2010. Passenger revenue per available seat mile (PRASM) for the third quarter 2011 increased 7.7% year over year to 11.03 cents and operating revenue per available seat mile (RASM) increased 7.1% year over year to 12.12 cents.
“Our focus on improving revenue performance during shoulder periods by, among other actions, better accommodating business traffic in Boston drove solid unit revenue growth during the third quarter,” said Robin Hayes, JetBlue’s Chief Commercial Officer.
Operating expenses for the quarter increased 22.1%, or $197 million, over the prior year period driven primarily by $162 million in additional fuel expense. JetBlue’s operating expense per available seat mile (CASM) for the third quarter increased 12.8% year-over-year to 11.03 cents. Excluding fuel, CASM decreased 2.2% to 6.43 cents.
Fuel Expense and Hedging
JetBlue continued to hedge fuel to manage price volatility. Specifically, JetBlue hedged approximately 48% of its fuel consumption during the third quarter, resulting in a realized fuel price of $3.25 per gallon, a 43% increase over third quarter 2010 realized fuel price of $2.26. JetBlue’s fuel expense reflects $4 million in losses on fuel hedges that settled during the third quarter. In addition, JetBlue recorded $3 million in non-cash fuel hedging ineffectiveness losses during the quarter, which is included in non-operating income/expense.
JetBlue has hedged approximately 45% of its fourth quarter projected fuel requirements and 21% of its 2012 projected fuel requirements using a combination of collars, crude call options, and jet fuel swaps. Based on the fuel curve as of October 21, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.23 in the fourth quarter and $3.19 for the full year 2011.
Balance Sheet Update
JetBlue ended the third quarter with approximately $1.2 billion in unrestricted cash and short term investments. In addition, JetBlue announced it has obtained a new $125 million corporate purchasing line with American Express to be used exclusively for jet fuel purchases.
During the quarter, JetBlue also prepaid approximately $32 million par value of its 6.75% convertible notes putable in 2014. JetBlue recorded a $5 million loss during the third quarter in connection with the extinguishment of this debt. “With our strong cash position, we were able to prepay a portion of our higher-priced debt and lower interest expense, which we believe will be accretive to earnings,” said Mark Powers, JetBlue’s Treasurer and CFO. “In addition, the prepayment of this debt eliminates the potential issuance of 6.6 million shares, which will no longer have a dilutive effect on EPS.”
Fourth Quarter and Full Year Outlook
For the fourth quarter of 2011, CASM is expected to increase between 11 and 13 percent over the year-ago period. Excluding fuel, CASM in the fourth quarter is expected to range from negative one to positive one percent year over year.
CASM for the full year is expected to increase between 13 and 15 percent over full year 2010. Excluding fuel, CASM in 2011 is expected to range from zero to positive two percent year over year.
Capacity is expected to increase between eight and ten percent in the fourth quarter and to increase between six and eight percent for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 26, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York’s Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline and super-spacious Even More Space seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 66 cities with more than 650 daily flights. Later this year, JetBlue plans to introduce service to St. Thomas and St. Croix in the U.S. Virgin Islands, La Romana, Dominican Republic, and Liberia, Costa Rica, subject to government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2011	2010	Change		2011	2010	Change
OPERATING REVENUES
Passenger	$1,087	$932	16.6		$3,039	$2,569	18.3
Other	108	98	10.2		319	272	17.3

Total operating revenues	1,195	1,030	16.0		3,358	2,841	18.2

OPERATING EXPENSES
Aircraft fuel and related taxes	454	292	55.3		1,246	825	50.9
Salaries, wages and benefits	236	227	3.7		706	664	6.3
Landing fees and other rents	65	61	6.8		185	173	7.2
Depreciation and amortization	57	54	3.8		171	165	3.3
Aircraft rent	32	31	4.7		102	93	9.9
Sales and marketing	49	47	5.6		145	130	12.0
Maintenance materials and repairs	59	44	34.8		165	124	33.1
Other operating expenses	135	134	1.1		399	389	2.7

Total operating expenses	1,087	890	22.1		3,119	2,563	21.7

OPERATING INCOME	108	140	(23.1)		239	278	(14.1)
Operating margin	9.0%	13.6%	(4.6	) pts.	7.1%	9.8%	(2.7	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(45)	(45)	0.1		(133)	(135)	(1.1)
Capitalized interest	1	1	19.6		3	3	24.9
Interest income and other	(8)	1	(936.1)		(4)	2	(320.5)

Total other income (expense)	(52)	(43)	21.6		(134)	(130)	3.4

INCOME BEFORE INCOME TAXES	56	97			105	148

Pre-tax margin	4.6%	9.4%	(4.8	) pts.	3.1%	5.2%	(2.1	) pts.

Income tax expense	21	38			42	59

NET INCOME	$35	$59			$63	$89

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.21			$0.23	$0.32

Diluted	$0.11	$0.18			$0.21	$0.28

Weighted average shares outstanding (thousands):
Basic	279,099	275,731			278,280	275,011
Diluted	346,253	346,934			347,680	346,152

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2011	2010	Change		2011	2010	Change
Revenue passengers (thousands)	7,016	6,573	6.7		19,677	18,215	8.0
Revenue passenger miles (millions)	8,332	7,699	8.2		22,948	21,295	7.8
Available seat miles (ASMs) (millions)	9,855	9,102	8.3		27,807	26,214	6.1
Load factor	84.5%	84.6%	(0.1	)pts.	82.5%	81.2%	1.3	pts.
Aircraft utilization (hours per day)	12.0	12.0	0.2		11.7	11.9	(1.1)

Average fare	$154.88	$141.79	9.2		$154.44	$141.03	9.5
Yield per passenger mile (cents)	13.04	12.10	7.7		13.24	12.06	9.8
Passenger revenue per ASM (cents)	11.03	10.24	7.7		10.93	9.80	11.5
Operating revenue per ASM (cents)	12.12	11.32	7.1		12.08	10.84	11.4
Operating expense per ASM (cents)	11.03	9.78	12.8		11.22	9.78	14.7
Operating expense per ASM, excluding fuel (cents)	6.43	6.57	(2.2)		6.74	6.63	1.6
Airline operating expense per ASM (cents) (a)	10.88	9.53	14.2		11.04	9.56	15.5

Departures	63,099	58,935	7.1		181,437	169,504	7.0
Average stage length (miles)	1,108	1,103	0.5		1,092	1,102	(0.9)
Average number of operating aircraft during period	165.8	153.4	8.1		163.9	151.8	8.0
Average fuel cost per gallon	$3.25	$2.26	43.5		$3.18	$2.25	41.0
Fuel gallons consumed (millions)	139	130	8.3		392	367	7.1
Full-time equivalent employees at period end (a)					11,443	10,669	7.3

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
     (in millions)

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$632	$465
Total investment securities	607	628
Total assets	6,911	6,593
Total debt	3,057	3,033
Stockholders’ equity	1,707	1,654
NON-GAAP FINANCIAL MEASURES (b)
     (in millions, except as otherwise noted)

	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
	$	Pre-tax margin	$	Pre-tax margin
Pre-tax income, excluding loss on extinguishment of debt

Income before income taxes, as reported	$56	4.6%	$105	3.1%
Loss on extinguishment of debt	5		5

Income before income taxes, excluding loss on extinguishment of debt	61	5.1%	110	3.3%

Net income, excluding loss on extinguishment of debt

Net income, as reported	$35		$63
Loss on extinguishment of debt	5		5
Income tax expense related to loss on extinguishment of debt	(2)		(2)

Net Income, excluding loss on extinguishment of debt	38		66

Diluted earnings per share, excluding loss on extinguishment of debt

Diluted earnings per share, as reported	$0.11		$0.21
Impact of Loss on extinguishment of debt	0.01		0.01

Diluted earnings per share, excluding loss on	$0.12		$0.22
extinguishment of debt

(b)	The third quarter of 2011 includes a loss on the early extinguishment of a portion of our convertible debt. In management’s view, it is useful for investors to consider separately the impact of this early debt extinguishment on the third quarter and year to date operating results. We believe the presentation on these non-GAAP financial measures is useful in order to facilitate our investors’ understanding of some of the key reasons for period to period fluctuations in our operating results and to distinguish between those reasons that relate to our ongoing operations and those that are a result of this early extinguishment of debt. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.
SOURCE: JetBlue Airways Corporation